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                                                                    EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We have issued our report dated October 23, 2003 accompanying the consolidated financial statements of the Structured Finance Business of Arbor Commercial Mortgage, LLC and Subsidiaries included in the Annual Report of Arbor Realty Trust, Inc. on Form 10-K for the year ended December 31, 2004 which are incorporated by reference in this Post-Effective Amendment No. 1 on Form S-3 to the Registration Statement on Form S-11 (No. 333-116223) (the "Registration Statement"). We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption "Experts."


/s/ GRANT THORNTON LLP
New York, New York
May 2, 2005